Houlihan Rovers S.A.

Code Of Ethics

I.	Fiduciary Duty

This Code is based on the principle that you, as officers, directors, and employees of Houlihan Rovers S.A. (“HR”), owe a fiduciary duty to, among others, the clients of HR. HR is a registered investment management company with the Belgian Banking and Finance Commission and the firm and its employees are subject to certain standards of conduct with respect to activities relating to all of its’ clients. In particular employees must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients of HR.

The Code applies to all officers, directors, and employees of HR. As a matter of convenience, the Code refers to those to whom it applies as “employees.”

As fiduciaries, you must at all times:

1.	Place the interests of Clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of the clients of HR.

2.	Conduct all personal Securities Transactions in full compliance with this Code and any applicable U.S. securities laws.

3.	Avoid taking inappropriate advantage of your position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Funds, HR, or its clients could call into question the exercise of your independent judgement.

Any doubtful situation should be resolved in favour of the Client. Technical compliance with the Code’s procedures will not automatically absolve any trades that indicate an abuse of your fiduciary duties. The Code applies as a supplement to the HR Policy on non-public Information.

II.	Annual Disclosure of Personal Holdings

Within 10 days of commencement of employment and thereafter within 45 days following the end of each year, you must disclose on the Personal Securities Holdings Form (Appendix 2) all personal Securities holdings. The reported holdings must be current as of a date no more than 45 days prior to the date of the report. The term “Security” includes shares of open-end investment companies that are managed by HR or Cohen & Steers Capital Management, Inc. (“C&S”) and transactions in such shares are subject to the provisions of this Code. As set out in Appendix 1, this record includes securities in which you or your immediate family has a Beneficial Interest or a direct or indirect power to make investment decisions.

HOULIHAN ROVERS S.A.

III.	Trade Reporting Requirements

A.	Reporting Requirement

Except for the transactions set out in Section V-B below, you (including but not limited to your immediate family), must arrange for the Compliance Officer to receive directly from your broker, dealer, or bank in question, duplicate copies of each confirmation of trade and periodic statement. If, for any reason, duplicate confirmations of trades and such statements cannot be sent, you must immediately notify the Compliance Officer and manually report your transactions and holdings in accordance with the Code until arrangements to provide duplicate copies can be made. In addition, a Brokerage Account Update form must be supplied to the Compliance Officer whenever accounts are added or deleted.

You must also report all personal transactions in securities in which you have a direct or indirect beneficial ownership. You must also file similar reports with the Compliance Officer on a quarterly basis, within 30 days after the end of each quarter. (Quarterly Securities Transactions Report – Appendix 2).

B.	Exemptions from Reporting Requirements

The following Securities Transactions are exempt from the reporting requirements in Section V-A of this Code:

1.	Any transaction if neither the individual or an immediate family member had any direct or indirect influence or control over the transaction;

2.	Any transactions in Treasury securities.

C.	Disclaimers

Where a Securities Transaction is for the benefit of a person other than the individual in whose account the transaction is placed, a statement may be added to the account. The statement may state that the transaction should not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

D.	Availability of Reports

All information supplied pursuant to this Code may be available for inspection by the Senior Managing Director, and Compliance Officer of HR. In addition it may be available to the relevant Regulator of HR or any party to which any investigation is referred by any regulatory organisation of which HR is a member.

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IV.	Prohibited Transactions

The following Securities Transactions are Prohibited Transactions and will not be authorised unless exceptional circumstances apply:

1.	Any transaction in a Security while in possession of material non-public information regarding the Security or the issuer of the Security;

2.	Any transaction in publicly traded Real Estate Securities;

3.	Any purchase or sale of Securities for an employee on any day during which any Client has a pending “buy” or “sell” order in the same Security (or Equivalent Security) until that order is executed or withdrawn.

4.	Purchases or sales of Securities for an employee at a time when that employee intends, or knows of another’s intention, to purchase or sell that Security (or an Equivalent Security) on behalf of a Client. This prohibition applies whether the Securities Transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction of the transaction of the Client;

5.	Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading; and

6.	Any other transactions deemed by the Compliance Officer to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

In addition, the acquisition of Securities in a private placement by an employee requires pre-approval by the Compliance Officer and is strongly discouraged. Pre-approval of the Compliance Officer also is required for purchases of securities in an initial public offering. The Compliance Officer will give permission only after considering, among other facts, whether the investment opportunity should be reserved for Clients. He will also consider whether the opportunity is being offered to an employee by virtue of his position as an employee. Where an employee is authorised to acquire and has acquired securities in a private placement he is required to disclose that investment to the Compliance Officer, particularly where relevant to any subsequent consideration of an investment in the issuer by a Client. The decision to purchase securities of the issuer by a Client must be independently authorised by an employee with no personal interest in the issuer.

In some cases, the Compliance Officer may refuse to authorise a Securities Transaction for a reason that is confidential. The Compliance Officer is not required to give an explanation for his refusal.

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V.	Pre-Clearance Requirements

A.	General Requirement

Subject to the prohibitions in Section IV, employees shall be permitted to purchase and sell Securities provided that any individual Security is not deemed restricted by the Compliance Officer In addition, an employee must obtain prior approval of the Compliance Officer before an employee Account may acquire any Securities in an Initial Public Offering. In the case of proposed transactions by the Compliance Officer, pre-clearance must be obtained from the HR Board of Directors.

B.	Transactions Exempt from Pre-Clearance

The following Securities Transactions are exempt from the pre-clearance requirements set forth in Section V-A of this Code:

1.	Securities Transactions if neither the employee nor his immediate family member knows of the transaction before it is completed (for example, Securities Transactions effected by a trustee of a blind trust or discretionary trades involving an investment partnership),

2.	any acquisition of Securities through stock dividends, dividend reinvestments, or stock splits,

3.	any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue,

4.	any transaction in the following:

a.	bankers’ acceptances,

b.	bank certificates of deposit,

c.	commercial paper,

d.	interests in Securities (other than European real estate securities) comprising part of a broad-based, publicly traded market basket or index of stocks, approved for trading by the appropriate governmental authority,

e.	repurchase agreements,

f.	Securities directly issued by a sovereign government, and

g.	Securities issued by any registered open-end investment companies (i.e. mutual funds).

The Securities Transactions listed above are exempt from the pre-clearance requirements set forth in Section V-A as well as all other requirements of this Code other than the reporting requirements set forth in Section III.

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C.	Pre-Clearance Requests

Prior to entering an order for a non-European Real Estate Securities Transaction, the employee must fill out a Trade Authorisation Request Form (TARF) set forth in Appendix 4 and submit the completed form to the Compliance Officer. The TARF requires employees to provide certain information and to make certain representations.

After receiving the completed TARF, the Compliance Officer will review the information provided and, as soon as practicable (generally within 24 hours), will determine whether to clear the proposed transaction.

No order for a non-European Real Estate Securities Transaction for which pre-clearance is sought may be placed prior to the receipt of written authorisation from the Compliance Officer. The authorisation and date of the authorisation must be reflected on the TARF. The Compliance Officer will forward one copy of the completed form to the individual concerned and file the other copy.

D.	Length of Trade Authorisation Approval

The authorisation provided is effective, (unless earlier revoked) until the earlier of (1) the close of business on the fifth trading day after it is granted, or (2) the individual learns that the information in the TARF is inaccurate. If the order for the Securities Transaction is not placed within that period, a new advance authorisation must be obtained before the transaction is placed. If the transaction is placed but not executed within five trading days after authorisation (as, for example, in the case of a limit order), no new authorisation is necessary unless the original order is amended in any way.

VI.	INSIDE INFORMATION

In addition to the specific prohibitions listed below, all employees of the Houlihan Rovers are subject to the Houlihan Rovers Inside Information Policies and Procedures, which are considered an integral part of this Code. The Houlihan Rovers Inside Information Policies and Procedures prohibit employees of Houlihan Rovers from buying or selling any security while in possession of material nonpublic information about the issuer of the security. The policies and procedures also prohibit employees of Houlihan Rovers from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of the Houlihan Rovers Inside Information Policies and Procedures may result in penalties which could include termination of employment.

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VII.	Confidentiality

Employees are prohibited from revealing information relating to the investment intentions, activities or portfolios of Clients except to persons whose responsibilities require knowledge of the information.

VIII.	Gifts

A.	Accepting Gifts

On occasion, because of your position with HR, you may be offered, or may receive without notice, gifts from clients, outside vendors, or other persons not affiliated with HR. Solicitation of such gifts or gratuities is unprofessional and is strictly prohibited.

Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of HR. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than EURO 100 a year), and customary business lunches, dinners, entertainment (e.g., cultural or sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted.

If you receive any gift that might be prohibited under this Code, you must inform your manager, who will, if necessary, seek the guidance of the Compliance Officer.

B.	Giving Gifts

You may not give any gift with a value in excess of EURO 100 per year to persons associated with securities or financial organisations, including exchanges, other member organisations, commodity firms, news media, or clients of the firm.

Employees may not make any payments to Clients in order to resolve any type of Client complaint.

IX.	Corporate Opportunity

Employees may not take personal advantage of any opportunity properly belonging to any Client or to HR. This includes, but is not limited to, acquiring Securities for one’s own account that would otherwise be acquired for a Client.

X.	Undue Influence

Employees may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit.

If an employee or immediate family member stands to materially benefit from an investment decision for a Client that the employee is recommending or participating in, the employee must

HOULIHAN ROVERS S.A.

disclose that interest to persons with authority to make investment decisions or to the Compliance Officer. Based on the information given, a decision will be made on whether or not to restrict the employee’s participation.

Employees must disclose to those persons with authority to make investment decisions for a Client (and to the Compliance Officer), any Beneficial Interest that the employee (or immediate family) has in that Security (or equivalent Security). Similarly disclosure should be made where an interest exists in respect of any issuer thereof. Disclosure must be made particularly in circumstances where the investment decision could create a material benefit to the employee (or immediate family). The person to whom the report is made must determine, in consultation with at least one other person with authority to make investment decisions for a Client, whether or not the employee concerned will be restricted in making investment decisions.

XI.	Service As A Director

No employee may serve on the board of directors of a company (whether private or publicly traded) not affiliated with HR without prior written authorisation by the Compliance Officer. This authorisation will rarely, if ever, be granted. However if granted, it will normally be necessary for the affected employee to be isolated from those making investment decisions concerning the company on whose board the employee sits, by the use of “Chinese Walls” or other procedures.

XII.	Responsibility For The Code Of Ethics

A.	Investigating Violations of the Code

The Compliance Officer is responsible for investigating any reported or suspected contravention of the Code and will report the results of any investigation within the past year to the HR Board of Directors together with recommendations.

B.	Annual Reports

The Compliance Officer will review the Code at least once a year, in light of legal and business developments and experience in implementing the Code, and will prepare an annual report to the HR Board of Directors that:

1.	summarises existing procedures concerning personal investing and any changes in the procedures made during the past year,

2.	identifies any breaches requiring significant remedial action during the past year, and

3.	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

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C.	Transaction Monitoring

The Compliance Officer shall review all Quarterly Investment Reports and related documentation regarding Securities transactions in employee Accounts submitted by Employees within ten (10) business days of quarter end to ensure that no conflict exists with the Code. The Compliance Officer shall review Personal Securities Holdings Forms within a reasonable time after their submission for information, which may assist in enforcing the Code.

D.	Annual Administration Reports (Compliance Reports)

At least annually, the Compliance Officer will furnish the board of directors or trustees (the “Board”) of any Advisory Client that is a U.S. registered investment company a written report that (a) describes any issues arising under the Code or related procedures since the last report to the Board including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and (b) certifies that HR has adopted procedures reasonably necessary to prevent Access Persons (as defined in the U.S. Investment Company Act of 1940) from violating the Code. At its discretion, HR may discuss matters relating to the Code and its enforcement and administration with a Board on a more frequent basis.

E.	Notification of Applicability of Code

The Compliance Officer shall provide each employee with notice that the employee is subject to the Code and ensure that each employee has a copy of the current Code and has acknowledged receipt of the Code and any amendments. Employees must promptly report any violations of the Code to the Compliance Officer.

XIII.	Remedies

A.	Sanctions

If the Compliance Officer determines that an employee has committed a breach of this Code, sanctions may be imposed. Alternatively or in addition other action may be taken as appropriate, including the issue of a letter of censure, suspension or termination of the employment.

As part of any sanction, the employee may be required to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom.

The Compliance Officer has sole authority, subject to the review set out in Section XII-B, to determine the remedy or sanction for any breach of the Code, including any disposition of monies forfeited pursuant to this provision. Failure to abide by a directive to reverse a trade may result in the imposition of additional sanctions.

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B.	Review

Whenever the Compliance Officer determines that an employee has committed a breach of this Code that merits action, the Compliance Officer will have the power to modify or increase the sanction as appropriate, and may direct the reversal of any relevant trade.

XIV.	Compliance Certification

At least once a year, all employees must certify (in the form set out in Appendix 6) that they have read and understand the Code and that they have complied with its requirements. Certification will also include confirmation that all Securities Transactions required to be disclosed or reported pursuant to the requirements of this Code have been reported.

XV.	Record Keeping

The following shall be maintained in the offices of HR for a five (5) year period in an easily accessible place:

A.	The Code as currently in effect and each code of ethics in effect at any time in the prior five years;

B.	Each record of a violation of the Code and any action taken as a result of such violation;

C.	Each Quarterly Investment Report with related documentation of employee Account trading activity, Personal Securities Holding Form, Brokerage Account Information form, employee Certification of Receipt of the Code and employee Annual Certification of Compliance with the Code;

D.	A list of all employees who are currently, or have within the past five years, been subject to the Code;

E.	A list of each Compliance Officer;

F.	A copy of each Annual Report and Annual Administration Report;

G.	Each (a) pre-clearance request and (b) each pre-clearance authorization, authorization of a transaction otherwise prohibited under Section IV and authorization of service as a director and a record of the reasons supporting each such authorization.

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H.	A record of any decision, and the reasons supporting the decision, to approve the acquisition by an employee Account of securities in an IPO or private placement.

XVI.	INITIAL AND ONGOING EDUCATION IN REQUIREMENTS OF THE CODE

Each new employee of the Houlihan Rovers shall be counseled by the CCO or his designee in the requirements of this Code upon commencement of employment. At that time, the employee will be provided with a copy of the most recent Code, and the employee will be required to acknowledge in writing that he/she has read, understands and agrees to abide by the Code as presented.

In addition, all employees of the Houlihan Rovers will be required to attend an annual training session, which will reiterate the purpose of this Code and the various items requiring compliance. Subsequent amendments to this Code will be communicated to employees on a timely basis.

XVII.	Inquiries Regarding the Code

Please call the Compliance Officer if you have any questions about this Code or any other compliance-related matters.

XVIII.	Appendices to the Code

The appendices to this Code, including the definitions set out in Appendix 1, are attached to and form part of the Code. The appendices include the following:

1.	Definitions,

2.	Quarterly Investment Report (Appendix 2)

3.	Personal Securities Holdings Form (Appendix 3),

4.	Brokerage Account Information (Appendix 4),

5.	Trade Authorisation Request Form ( Appendix 5),

6.	Employee Certification of Receipt of the Code (Appendix 6),

7.	Employee Annual Certification of Compliance with the Code (Appendix 7).

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XIV.	Interpretation

To the extent, the operation of the Code relates to Clients who are investment companies registered under the U.S. Investment Company Act of 1940, as amended (the “1940 Act”), the Code shall be interpreted in accordance with Rule 17j-1 under the 1940 Act.

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Appendix 1

Definitions

“Employee” means (1) every officer and director of HR; (2) every employee of HR who is involved in making purchase or sale recommendations for a Client; and (3) every employee of HR who obtains information concerning such recommendations prior to their dissemination.

“ (Employee) Account” means the following Securities accounts:

•	any personal account of an employee;

•	any joint (or tenant-in-common) account in which the employee has an interest or is a participant;

•	any account for which the employee acts as trustee, executor, or custodian;

•

any account over which the employee has investment discretion or otherwise can exercise control (other than non-related clients’ accounts over which the employee has investment discretion), including the accounts of entities controlled directly or indirectly by the employee;

•

and any other account in which the employee has a direct or indirect Beneficial Interest (other than such accounts over which the employee has no investment discretion and cannot otherwise exercise control); and any account in which an immediate family member has a Beneficial Interest.

“Client” means any client (including both investment funds and managed accounts) for which Houlihan Rovers serves as an investment adviser, renders investment advice, or makes investment decisions.

“Beneficial Interest” means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships, and trusts.

“Compliance Officer” shall be Mr. Joseph Houlihan. If Mr. Houlihan is unavailable, any non-executive Director of the Board may act as Compliance Officer. As used in the Code, Compliance Officer also includes any persons who perform or assist in the performance of the Compliance Officer’s duties provided such persons are acting under the supervision of the Compliance Officer.

“Equivalent Security” means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds, and other obligations of that company.

“HR” means Houlihan Rovers S.A.

“Fund” means an investment fund or private investment portfolios for which HR serves as an adviser or sub-adviser.

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“Immediate Family” of an employee means any of the following persons who reside in the same household as the employee:

child	grandparent	son-in-law

stepchild	spouse	daughter-in-law

grandchild	sibling	brother-in-law

parent	mother-in-law	sister-in-law

stepparent	father-in-law

Immediate Family includes adoptive relationships.

“Initial Public Offering” or “IPO” means an offering of securities registered under the U.S. Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934 or (b) any offering in a non-U.S. jurisdiction of a substantially similar nature.

“Investigation” means any investigation that leads to the imposition of a significant remedial or disciplinary action for a breach of the Code.

“Portfolio Manager” means the person with principal day-to-day responsibility for managing the portfolio of a Client.

“Real Estate Securities” means interests, debt or equity in publicly traded real estate (property) operating companies.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participation’s and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

“Securities Transaction” means a purchase or sale of a Security.

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Appendix 2

HOULIHAN ROVERS S.A.

QUARTERLY INVESTMENT REPORT

For the Calendar Quarter Ended ___________________

This report is to be returned to the Compliance Officer no later than __________________.

By signing below you guarantee the following:

•	You have no other accounts than those you have reported and for which you have authorised duplicate confirms and statements.

•	You have acquired no real estate stocks during the previous quarter. (If there has been acquisition of such stock, please submit a detailed list of the acquisitions.)

•	The broker information that you have submitted to Houlihan Rovers S.A. is true and correct.

Signed:_____________________________

Employee Name (Please Print)_______________

Date:_______________________________

HOULIHAN ROVERS S.A.

Appendix 3

Personal Securities Holding Form

Please complete this Form and return it to the Compliance Officer.

The following is a list of all the Securities (as defined in Section II) that are held in Accounts which an employee or the immediate family of an employee has a Beneficial Interest or direct or indirect power to make investment decisions. An endorsed copy of a recent statement may be provided.

Security	# Shares/Principal Amount	Broker / Account #

Certified by: _______________________________________

Date: ______________

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Appendix 4

Houlihan Rovers S.A.

Code of Ethics

Brokerage Account Information

Please complete this questionnaire and return to the Compliance Officer.

☐	I do not have a brokerage account at any broker/dealer.

☐	The following is a list of all the brokerage accounts that are maintained for me or in which I have a *beneficial ownership.

Broker/Dealer Name	Address	Account No.

Employee’s Name (Print) ___________________________________________

Employee’s Signature______________________________________________

Date: __________________________________________________

*	Beneficial ownership and means generally the power to vote or dispose of shares, regardless of any economic interest therein.

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Appendix 5

TO:    ________________________, Compliance Officer

FROM:

DATE:

RE:	Trade Authorization Request Form (Pre-clearance of Employee Security Transaction)

Below is a security transaction in which I would like to engage:

Transaction Date:_________________________

Name of Security:_________________________

Check as appropriate:	Purchase ______________	Public ______________
	Sale ______________	Private______________

Number of shares I plan to purchase or sell:

Price per share:_____________

For employees (defined in the Code of Ethics) explain why the above transaction is not being purchased for the benefit of funds for which HR acts as investment advisor:

Market cap is too small

PE ratio/valuation is too high

Not a strategic block opportunity

Other_________________________________________________________________________________

______________________________________________________________________________________

______________________________________________________________________________________

Oral Pre-clearance:	________________________________________	________________________________
	NAME	DATE
Approval:	________________________________________	________________________________
	SIGNATURE	DATE

Compliance Officer:

(see the following page for instructions)

HOULIHAN ROVERS S.A.

Appendix 5

Obtain oral pre-clearance as follows:

Compliance Officer

Obtain written approval as follows:

Compliance Officer

NOTE:	Compliance Officer must obtain oral pre-clearance and written approval from European Compliance Function

Written approval must be obtained within two (2) business days of receiving oral pre-clearance.

Transaction must be completed within five (5) business days of receiving written approval.

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Appendix 6

Houlihan Rovers S.A.

Code of Ethics

Compliance Certification

I have received a copy of Houlihan Rovers’ Code of Ethics and will retain a copy. I have read and understood it. As a condition of employment, I accept the Policy and agree to follow the procedures outlined. Furthermore, I understand that I am subject to the Code of Ethics and that any failure to follow the Code could subject me to discipline, including the possible termination of my employment with Houlihan Rovers. I have complied with the personal investment prior approval and reporting requirements. I authorise Houlihan Rovers to furnish the information contained in any report of securities transactions filed by me to such Governmental or regulatory agencies as may be required by law or applicable rules and regulations. In addition details may be subject to scrutiny by the Compliance Officer of Houlihan Rovers in accordance with routine compliance monitoring and reporting procedures and /or any necessary investigations relating to the business of HR. However, other than those exceptions mentioned, the information contained in such reports shall be treated as confidential and not disclosed without my consent except as otherwise permitted under the Code.

Name

SIGNATURE

Date

(To be signed and returned to the Compliance Officer)

HOULIHAN ROVERS S.A.

Appendix 7

Houlihan Rovers S.A.

Code of Ethics

Annual Acknowledgement

I have received a copy of the Houlihan Rovers Code of Ethics. I have read and understood it and will comply with such policy as outlined.

Name

SIGNATURE

Date

(To be signed and returned to the Compliance Officer)

HOULIHAN ROVERS S.A.